Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK COMPLETES ACQUISITION OF SURFACE INSPECTION SYSTEMS DIVISION OF COGNEX CORPORATION

Berwyn, PA, July 7, 2015 — AMETEK, Inc. (NYSE: AME) today announced that it has completed the previously announced acquisition of the Surface Inspection Systems Division (SISD) of Cognex Corporation (NASDAQ: CGNX) for approximately $160 million. Completion of the transaction follows the receipt of all regulatory approvals.

“We are pleased to announce the closing of this strategic acquisition and are excited to welcome the SISD team to AMETEK,” said Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “SISD’s proprietary real-time image processing technology expands our capabilities in the non-destructive process inspection market. In addition, SISD will be able to leverage AMETEK’s complementary technology and products within its vision systems.”

SISD develops and manufactures software-enabled vision systems used to inspect surfaces of continuously processed materials for flaws and defects. End markets served include metals, paper, nonwovens, plastics and glass. SISD has annual sales of approximately $60 million.

The SISD business joins AMETEK as part of its Electronic Instruments Group (EIG).

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK COMPLETES ACQUISITION OF SURFACE INSPECTION SYSTEMS DIVISION OF COGNEX CORPORATION

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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